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Exhibit 4.1

NUVASIVE, INC.

SECOND AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

July 11, 2002

i

SECOND AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

        This Second Amended and Restated Investors' Rights Agreement (this "Agreement") is made as of the 11th day of July, 2002, by and among NuVasive, Inc., a Delaware corporation (the "Company"), the investors listed on Schedule A hereto (referred to individually as an "Investor," and collectively as "Investors"), Dr. James Marino ("Marino") and GATX Ventures, Inc. ("GATX"). Marino is a party to this Agreement only with respect to Sections 2.4, 2.5 and 3. GATX is a party to this Agreement only with respect to Sections 1 and 3, and shall be deemed an "Investor" or "Holder" with respect to only those provisions.

RECITALS

        WHEREAS, certain of the Investors, Marino and GATX (the "Existing Parties") hold shares of the Company's Series A Preferred Stock (the "Series A Preferred Stock"), Series B Preferred Stock (the "Series B Preferred Stock"), Series C Preferred Stock (the "Series C Preferred Stock"), Series D Preferred Stock (the "Series D Preferred Stock"), Common Stock and/or warrants to purchase Series D Preferred Stock and are parties to an Amended and Restated Investors' Rights Agreement dated as of May 16, 2001, as amended, by and among the Company and such Existing Parties (the "Prior Rights Agreement");

        WHEREAS, certain of the Investors (the "Series D-1 Investors") and the Company are parties to the Series D-1 Preferred Stock and Warrant Purchase Agreement of even date herewith (the "Purchase Agreement"), which provides for the sale and issuance of shares of the Company's Series D-1 Preferred Stock (the "Series D-1 Preferred Stock") and Warrants to purchase shares of the Company's Common Stock (the "Warrants") to the Series D-1 Investors; and

        WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce the Series D-1 Investors to purchase shares of Series D-1 Preferred Stock and Warrants pursuant to the Purchase Agreement, the Investors and the Company hereby agree that the Prior Rights Agreement shall be superseded and replaced in its entirety by this Agreement and that this Agreement shall govern the rights of the Investors to cause the Company to register shares of the Company's Common Stock ("Common Stock") issuable to any Investor upon conversion of the Company's Preferred Stock ("Preferred Stock") held by such Investor and certain other matters as set forth herein.

        NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

        1.     Registration Rights.    The Company covenants and agrees as follows:

          1.1   Definitions.    For purposes of this Section 1:

            (a)   The term "Act" means the Securities Act of 1933, as amended, together with all rules and regulations promulgated thereunder.

            (b)   The term "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document;

            (c)   The term "Registrable Securities" means (1) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock, (2) the Common Stock issuable or issued upon conversion of the Series B Preferred Stock, (3) the Common Stock issuable or issued upon conversion of the Series C Preferred Stock, (4) the Common Stock issuable or issued upon conversion of the Series D Preferred Stock, (5) the Common Stock issuable or issued upon conversion of the Series D-1 Preferred Stock, (6) the Common Stock issued upon exercise of the Warrants, and (7) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in (1), (2), (3), (4), (5) and (6) above, excluding in all cases, however, any

    Registrable Securities sold in a transaction in which the rights under this Section 1 are not assigned;

            (d)   The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock then outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

            (e)   The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof.

            (f)    The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the Securities and Exchange Commission ("SEC") which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          1.2   Request for Registration.

            (a)   If the Company shall receive at any time after the earlier of (i) December 15, 2004, or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from the Holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price, net of underwriters' discounts and commissions, of not less than $10,000,000, then the Company shall use its best efforts to, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b) below, effect as soon as practicable, subject to subsection 1.2(d) below, the registration under the Act of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such notice by the Company in accordance with Section 3.5 hereof.

            (b)   If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a) above. The underwriter will be selected by the Company and shall be reasonably acceptable to the holders of a majority of the Registrable Securities held by the Initiating Holders. In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e) hereof) enter into an underwriting agreement in customary form with the underwriter or underwriters approved for such underwriting by a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each

    Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

            (c)   The Company is obligated to effect only two (2) such registrations pursuant to this Section 1.2. Notwithstanding the foregoing, if as a result of either (i) the Company's request to reduce the number of Registrable Securities being registered in registration pursuant to this Section 1.2 or (ii) marketing factors which require a limitation of the number of shares to be underwritten in a registration pursuant to Section 1.2(b) above, Holders who elect to participate in a registration pursuant to this Section 1.2 are unable to register in such registration at least fifty percent (50%) of the Registrable Securities held by such Holder which would otherwise be entitled to participate in such registration, such registration shall not count towards the satisfaction of the Company's obligation to effect at least two registrations pursuant to this Section 1.2.

            (d)   Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Company's Board of Directors, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12)-month period. In the event the Company defers taking action with respect to the filing of a registration statement pursuant to the preceding sentence for a period of more than 60 days after receipt of the request of the Initiating Holders, the Holders of Registrable Securities, upon the request of the Holders of a majority of the Registrable Securities to be registered in such deferred registration, may withdraw such registration request, and such withdrawn registration request shall not count towards the satisfaction of the Company's obligation to effect at least two registrations pursuant to this Section 1.2.

          1.3   Company Registration.    If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5 hereof, the Company shall, subject to the provisions of Section 1.8 hereof, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

          1.4   Obligations of the Company.    Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

            (a)   Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days.

            (b)   Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

            (c)   Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

            (d)   Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

            (e)   In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

            (f)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

          1.5   Furnish Information.

            (a)   It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

            (b)   The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.12 hereof if, due to the operation of subsection 1.5(a) above, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.12(b)(2) hereof, whichever is applicable.

          1.6   Expenses of Demand Registration.    All expenses other than underwriters' discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2 hereof, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company (provided that the Company's obligation to pay the reasonable fees and disbursements of one counsel for the selling Holders shall not exceed $20,000 in connection with any one registration); provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 hereof if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based on the number of shares of Registrable Securities each participating Holder has requested to have registered), unless either (i) the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2 hereof or (ii) such registration request was withdrawn pursuant to Section 1.2(d) hereof.

          1.7   Expenses of Company Registration.    The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 hereof for each Holder, including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company (provided that the Company's obligation to pay the reasonable fees and disbursements of one counsel for the selling Holders shall not exceed $20,000 in connection with any one registration), but excluding underwriters' discounts and commissions and stock transfer taxes relating to the Registrable Securities.

          1.8   Piggy Back Registration Underwriting Requirements.    In connection with any offering involving an underwriting of shares of the Company's capital stock under Section 1.3 hereof, the Company shall not be required to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities in which case the selling stockholders may be excluded if the underwriters make the determination described above, or (ii) notwithstanding (i) above, any shares being sold by a stockholder exercising a demand registration right similar to that granted in Section 1.2 hereof be excluded from such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder", and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder", as defined in this sentence.

          1.9   Delay of Registration.    No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

          1.10 Indemnification.    In the event any Registrable Securities are included in a registration statement under this Section 1:

            (a)   To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Securities Exchange Act of 1934, as amended (together with all rules and regulations promulgated thereunder, the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, or the 1934 Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, or the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

            (b)   To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, or the 1934 Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder.

            (c)   Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this

    Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10 to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

            (d)   If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violations that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

            (e)   Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

            (f)    The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

          1.11 Reports Under Securities Exchange Act of 1934.    With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

            (a)   make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

            (b)   file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

            (c)   furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

          1.12 Form S-3 Registration.    In case the Company shall receive from the Holders of at least thirty percent (30%) of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holders, the Company will:

            (a)   promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

            (b)   as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.12: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $2,500,000, net of underwriters' discounts and commissions; (3) if the Company shall furnish to the Holders a certificate signed by the Company's President stating that in the good faith judgment of the Company's Board of Directors, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 1.12; provided, however, that the Company shall not utilize this right more than once in any twelve (12)-month period; (4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 1.12; (5) as to any Holder, if such Holder is then entitled to sell all of the Registrable Securities held by such Holder within any three (3) month period under SEC Rule 144 of the Act; or (6) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

            (c)   Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All reasonable expenses incurred in connection with the first two registrations requested pursuant to Section 1.12 shall be borne by the Company, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders (provided that the Company's obligation to pay the reasonable fees and disbursements of one counsel for the selling Holder or Holders shall not exceed $15,000) and counsel for the Company. Registrations effected pursuant to this Section 1.12 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3 hereof, respectively.

          1.13 Assignment of Registration Rights.    The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder (a) to a transferee or assignee or affiliated group of transferees or assignees of such securities who, after such assignment or transfer, holds at least 250,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), (b) to any partner or retired partner of any Holder which is a partnership or (c) to any family member or trust for the benefit of any individual Holder; provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1.

          1.14 Limitations on Subsequent Registration Rights.    From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2, 1.3 or 1.12 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) hereof or within 120 days of the effective date of any registration effected pursuant to Section 1.2 hereof.

          1.15 "Market Stand-Off" Agreement.    Each Holder hereby agrees that, during the period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees or partners of Investors who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that such agreement shall only apply to the first such registration statement of the Company which covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering and that such agreement shall not exceed 180 days after the effective date for such registration statement.

  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

          1.16 Termination of Registration Rights.    No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) five (5) years following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public or (ii) such time as Rule 144 or another similar exemption under the Act is available for the sale of all of such Holder's shares during a ninety (90)-day period without registration.

        2.     Covenants of the Company.

          2.1   Delivery of Financial Statements.    The Company shall deliver to each Investor who holds a minimum of 375,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations):

            (a)   as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder's equity as of the end of such year, and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("gaap"), and if requested by the Holders holding a majority of the Registrable Securities, audited and certified by independent public accountants of nationally recognized standing selected by the Company;

            (b)   as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement, schedule as to the sources and application of funds for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

            (c)   within thirty (30) days of the end of each month, an unaudited income statement and schedule as to the sources and application of funds and balance sheet for and as of the end of such month, in reasonable detail; and

            (d)   as soon as practicable, but in any event no later than sixty (60) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, projected profit and loss statements and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company.

          2.2    Inspection.    The Company shall permit each Investor, at such Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

          2.3    Termination of Information and Inspection Covenants.    The covenants set forth in Sections 2.1 and 2.2 hereof shall terminate as to Investors and be of no further force or effect when (i) the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated, (ii) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act or (iii) the date upon which there are no Registrable Securities outstanding, whichever event shall first occur.

          2.4    Right of First Offer.    Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to Marino and each Investor so long as such Investor holds at least 250,000 shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock,

  Series D Preferred Stock or Series D-1 Preferred Stock (each a "Major Investor" and together with Marino, each a "Rights Holder"), a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.4, a Major Investor includes any general partners and affiliates of an Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.

          Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to each Rights Holder in accordance with the following provisions:

            (a)   The Company shall deliver a notice by certified mail ("Notice") to each Rights Holder stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

            (b)   By written notification received by the Company within thirty (30) calendar days after receipt of the Notice, each Rights Holder may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and/or Series D-1 Preferred Stock then held, by such Rights Holder bears to the total number of shares of Common Stock outstanding as of the date of the Notice (assuming full conversion and exercise of all convertible and exercisable securities). If all of the Shares offered to the Rights Holders are not purchased by the Rights Holders, the Company shall reoffer any remaining Shares to the Rights Holders purchasing their full allotment upon the terms set forth in Sections 2.4(a) and 2.4(b), except that such Rights Holders must exercise or decline such additional purchase rights within five (5) days after the receipt of such reoffer.

            (c)   If all Shares referred to in the Notice are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the sixty (60)-day period following the expiration of the periods provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not consummate such sale within the sixty (60)-day period, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to each Rights Holder in accordance herewith.

            (d)   The right of first offer in this Section 2.4 shall not be applicable (i) to shares of capital stock (or options, warrants or other rights to purchase such capital stock) issuable or issued to (x) employees, consultants or directors of the Company pursuant to a stock option plan, restricted stock plan or other similar arrangement approved by the Company's Board of Directors (including, for issuances pursuant to any stock option plan, restricted stock plan or other arrangement adopted after the date of this Agreement, a majority of the directors elected solely by the holders of one or more series of Preferred Stock; provided, however, that such vote of the majority of the directors elected solely by the holders of one or more series of Preferred Stock shall not be required for issuances pursuant to the Company's 1998 Stock Option/Stock Issuance Plan), or (y) vendors, suppliers, customers, or other persons affiliated with such organizations with which the Company has a commercial relationship, provided that any such issuances after the date of this Agreement are approved by the Company's Board of Directors, including a majority of the directors elected solely by the holders of one or more series of Preferred Stock, (ii) to or after consummation of a public offering of the Company's equity securities, (iii) to the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) to the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise that is approved by the Company's Board of Directors, including a majority of the directors elected solely by the holders of one or more series of Preferred Stock, provided that any such issuance is to a broker, financial advisor, the seller, the seller's stockholders and/or the seller's creditors, (v) to the issuance of securities in connection with any stock split, stock dividend combination or other recapitalization of the Company, (vi) to the issuance of any securities issued pursuant to any equipment leasing arrangement, or debt financing from a bank or similar financial institution, so long as such transaction is approved by the Company's Board of Directors, including a majority of the directors elected solely by the holders of one or more series of Preferred Stock, (vii) to the issuance of any securities to a third party who is entering into a partnership, joint venture, strategic alliance, or technology transfer or development arrangement with the Company, provided that such issuance has been approved by the Company's Board of Directors, including a majority of the directors elected solely by the holders of one or more series of Preferred Stock; and (viii) to the issuance of securities to any placement agent in connection with a private placement of the Company's securities, provided that such issuance has been approved by the Company's Board of Directors, including, for issuances after the date of this Agreement, a majority of the directors elected solely by the holders of one or more series of Preferred Stock.

          2.5    Termination of Rights.    The rights set forth in Section 2.4 hereof shall terminate and be of no further force or effect upon the earlier of (i) the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public, at an offering price of at least $9.75 per share (as adjusted for any stock dividends, stock splits, combinations or other recapitalizations with respect to such shares) and $50,000,000 in the aggregate, or (ii) the closing of any merger or consolidation of the Company in which the stockholders of the Company immediately prior to such merger or consolidation retain less than fifty percent (50%) of the voting power of the Company immediately following such merger or consolidation. Rights set forth in Section 2.4 hereof shall not apply to either of the terminating events described in the preceding sentence.

          2.6    Key Man Life Insurance.    The Company shall use its best efforts to obtain and maintain in full force and effect term life insurance in the amount of one million dollars ($1,000,000) on the life of Alexis V. Lukianov; naming the Company as beneficiary. The preceding obligation shall terminate upon the occurrence of an event described in Section 2.5 above.

        3.    Miscellaneous.

          3.1    Successors and Assigns.    Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          3.2    Governing Law.    This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

          3.3    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          3.4    Titles and Subtitles.    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          3.5    Notices.    Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be sent to the address/fax number indicated for such party on the signature page hereof (provided that any party may at any time change its address/fax number for notice by providing ten (10) days advance written notice to the other parties), and shall be deemed effectively given upon (i) personal delivery to the party to be notified, (ii) the time of successful facsimile transmission to the party to be notified, (iii) one (1) day following sending by reputable overnight delivery service or (iv) three (3) days following deposit with the United States Post Office, by registered or certified mail, postage prepaid.

          3.6    Expenses.    If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          3.7    Amendments and Waivers.    Except as otherwise provided in Section 1.3 of the Purchase Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and holders of at least sixty six and two-thirds percent (66 2/3%) of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 3.7 shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company, whether or not such holder in fact consented to such amendment or waiver.

          3.8    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          3.9    Aggregation of Stock.    All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

          3.10    Prior Rights Agreement.    The Prior Rights Agreement is superceded in its entirety by this Agreement and is of no further force or effect.

          3.11    Limited Parties.    Marino is a party to this Agreement only with respect to Sections 2.4, 2.5 and 3. GATX is a party to this Agreement only with respect to Sections 1 and 3, and shall be deemed an "Investor" or "Holder" with respect to only those provisions of the Agreement.

          3.12    Entire Agreement.    This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:
NUVASIVE, INC.
	By:	/s/ Alexis Lukianov Alexis V. Lukianov, President
INVESTORS:
WILLIAM BLAIR CAPITAL PARTNERS VII, QP, L.P.
	By:	William Blair Capital Management VII, L.P.
	Its:	General Partner
	By:	William Blair Capital Management VII, L.L.C.
	Its:	General Partner
		By:	/s/ illegible
		Title:	Managing Director
Address:	227 W. Monroe Street 35th Floor Chicago, Illinois 60606
WILLIAM BLAIR CAPITAL PARTNERS VII, L.P.
	By:	William Blair Capital Management VII, L.P.
	Its:	General Partner
	By:	William Blair Capital Management, L.L.C.
	Its:	General Partner
		By:	/s/ illegible
		Title:	Managing Director
Address:	227 W. Monroe Street 35th Floor Chicago, Illinois 60606

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED
INVESTORS' RIGHTS AGREEMENT]

ENTERPRISE PARTNERS IV, L.P.
	By:	Enterprise Management Partners IV
		By:	/s/ Andrew Senyei
		Title:	General Partner
Address:	2223 Avenida de la Playa, Suite 300 La Jolla, CA 92037 Attention: Andrew Senyei
ENTERPRISE PARTNERS IV ASSOCIATES, L.P.
	By:	Enterprise Management Partners IV
	Its:	General Partner
		By:	/s/ Andrew Senyei
		Title:	General Partner
Address:	2223 Avenida de la Playa, Suite 300 La Jolla, CA 92037 Attention: Andrew Senyei
ENTERPRISE PARTNERS ANNEX FUND IV, L.P.
	By:	Enterprise Management Partners IV-A, L.P.
	By:	/s/ Andrew Senyei
	Name:	Andrew E. Senyei, M.D.
	Title:	General Partner
Address:	2223 Avenida de la Playa, Suite 300 La Jolla, CA 92037 Attention: Andrew Senyei
ENTERPRISE PARTNERS ANNEX FUND IV-A, L.P.
	By:	Enterprise Management Partners IV-A, L.P.
	By:	/s/ Andrew Senyei
	Name:	Andrew E. Senyei, M.D.
	Title:	General Partner
Address:	2223 Avenida de la Playa, Suite 300 La Jolla, CA 92037 Attention: Andrew Senyei

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED
INVESTORS' RIGHTS AGREEMENT]

KLEINER PERKINS CAUFIELD & BYERS VIII, L.P.
	By:	/s/ Joseph Lacob Joseph Lacob, General Partner
Address:	2750 Sand Hill Road Menlo Park, CA 94025 Attn: Joseph Lacob
KPCB LIFE SCIENCES ZAIBATSU FUND II
	By:	/s/ Joseph Lacob Joseph Lacob, General Partner
Address:	2750 Sand Hill Road Menlo Park, CA 94025 Attn: Joseph Lacob
KPCB VIII FOUNDERS FUND
	By:	/s/ Joseph Lacob Joseph Lacob, General Partner
Address:	2750 Sand Hill Road Menlo Park, CA 94025 Attn: Joseph Lacob

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED
INVESTORS' RIGHTS AGREEMENT]

DOMAIN PARTNERS IV, L.P.
	By:	One Palmer Square Associates IV, L.L.C., its General Partner
	By:	/s/ Kathleen K. Shoemaker Kathleen K. Schoemaker, Managing Member
Address:	One Palmer Square Princeton, NJ 08542
DP IV ASSOCIATES, L.P.
	By:	One Palmer Square Associates IV, L.L.C., its General Partner
	By:	/s/ Kathleen K. Shoemaker Kathleen K. Schoemaker, Managing Member
Address:	One Palmer Square Princeton, NJ 08542
CAPITAL TECHNOLOGIES CDPQ INC. (FORMERLY SOFINOV, SOCIÉTÉ FINANCIÈRE D'INNOVATION INC.)
	By:	/s/ Denis Dionne Denis Dionne, President
	By:	/s/ Pierre Cantin
	Name:	Pierre Cantin
	Title:	Partner
Address:	1801 Ave McGill College, 13th Floor, Office no. 1300 Montréal, Québec, Canada H3A 2N4

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED
INVESTORS' RIGHTS AGREEMENT]

A. M. PAPPAS TECHAMP II, LP
	By:	AMP&A Management II, LLC, its General Partner
	By:	/s/ Ford S. Worthy Ford S. Worthy, Senior Vice President
Address:	7030 Kit Creek Road P.O. Box 110287 Research Triangle Park, NC 27709

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED
INVESTORS' RIGHTS AGREEMENT]

SCHEDULE A

SCHEDULE OF INVESTORS

Enterprise Partners IV, L.P.
Enterprise Partners IV Associates, L.P.
Enterprise Partners Annex Fund IV, L.P.
Enterprise Partners Annex Fund IV-A, L.P.
Kleiner Perkins Caufield & Byers VIII
KPCB Life Sciences Zaibatsu Fund II
KPCB VIII Founders Fund
Brobeck, Phleger & Harrison LLP
Craig S. Andrews
Domain Partners IV, L.P.
DP IV Associates, L.P.
Comdisco, Inc.
Matthew Frank
William Blair Capital Partners VII, QP, L.P.
William Blair Capital Partners VII, L.P.
Capital Technologies CDPQ Inc.
A. M. Pappas TechAMP II, LP
Robertson Stephens, Inc.
RS Coinvestment Fund, L.L.C.
Johnson & Johnson Development Corporation

Schedule A-1

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  Exhibit 4.1
NUVASIVE, INC. SECOND AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT
TABLE OF CONTENTS
SECOND AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT
RECITALS
SCHEDULE A SCHEDULE OF INVESTORS